Exhibit 99.1

AzurRx BioPharma Receives $1.13 million in 2018 CIR (French Research Tax Credit)

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CIR provides up to 30% in non-dilutive R& D tax relief to eligible research-based French companies

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CIR offers significant source of support for on-going MS1819 Phase 2 clinical studies in Europe

NEW YORK, March 2, 2020 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“ AzurRx” or the “ Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced it has received over 1 million Euros in 2018 CIR (French Research Tax Credit) following the successful conclusion of an audit. The French R&D tax credit initiative (“ Crédit d’Impôt Recherche”, or CIR) gives eligible research-based French companies, which are subject to corporate tax in France, the ability to claim tax relief of up to 30% on costs incurred in R&D activities.

“ The 30% tax relief on R&D activities provides a significant non-dilutive funding source for our on-going research and clinical trial activities in France and Europe through our AzurRx SAS subsidiary,” said James Sapirstein, the CEO of AzurRx. “ The CIR allows the Company additional flexibility to hire top-tier research scientists in France and to fund our ongoing clinical trials such as our Phase 2 MS1819 studies in Chronic Pancreatitis and Cystic Fibrosis, and our AZX1103 pre-clinical development program. We are greatly appreciative of the French government’s continued support of AzurRx SAS.”

About CIR
The Research Tax Credit (CIR) is a tax incentive provided by the French Government to encourage the growth of businesses competitiveness by favoring research and development (R&D) and innovative activities. It is particularly adapted to the needs of small and medium-sized enterprises.

About MS1819
MS1819, supplied as an oral non-systemic biologic capsule, is a recombinant lipase enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency
Exocrine Pancreatic Insufficiency (EPI) is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. This deficiency can be responsible for greasy diarrhea, fecal urge and weight loss.There are approximately 90,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation, and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation. The current therapeutic standard of care for these patients are porcine pancreatic enzyme replacement pills.

About AzurRx BioPharma, Inc.
AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819 recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819 and final results of the Phase 2 OPTION study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
760 Parkside Avenue, Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
1 International Place, Suite 1480
Boston, MA 02110
Phone: 617-430-7578
hans@lifesciadvisors.com
www.lifesciadvisors.com